Exhibit 99.1

Itron Announces Fourth Quarter and Fiscal 2013 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 12, 2014--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its fourth quarter and full year ended December 31, 2013. Highlights include:

  Quarterly and full year revenues of $524 million and $1.9 billion;
  Quarterly and full year GAAP net loss per share of $3.93 and $3.74, inclusive of a $173 million non-cash goodwill impairment charge recorded during the quarter resulting in $4.12 per share impact, net of tax;
  Quarterly and full year non-GAAP diluted earnings per share of 36 cents and $1.90, inclusive of a 36 cent impact to the quarter for a discrete tax item;
  Quarterly and full year adjusted EBITDA of $50 million and $168 million;
  Twelve-month backlog of $549 million and total backlog of $1.1 billion;
  Quarterly bookings of $527 million; and
  Implemented new segment reporting for Electricity, Gas and Water.

“Our fourth quarter revenue and non-GAAP operating income results reflect continued improvement in our performance,” said Philip Mezey, Itron’s president and chief executive officer. “I was pleased with the increase in smart volumes, 13 percent growth in bookings, our execution on our restructuring plans and our efforts to lower costs and expenses. While fourth quarter results were impacted by a goodwill impairment charge in our Electricity segment and a discrete tax charge, the steps we have taken in 2013 position Itron to be more competitive in a tough economy and global marketplace. Despite a more conservative outlook, I am encouraged by the progress of our ongoing efforts to improve financial performance and build a solid foundation for future growth and profitability.”

Financial Results

Revenues were $524 million for the quarter and $1.9 billion for the full year, compared with $523 million and $2.2 billion in the same periods in 2012. Changes in foreign currency exchange rates unfavorably impacted revenue by approximately $3 million for the quarter and $15 million for the year. Excluding the impact from foreign currency, revenues for the quarter increased $3 million and decreased $215 million for the full year compared with the same periods in 2012. For the quarter, increased revenues in both the Electricity and Water segments were partially offset by a decrease in the Gas segment revenues. The decrease for the full year period was driven by lower Electricity segment revenues primarily related to the completion of several OpenWay smart meter projects in North America and lower Gas segment revenues, partially offset by an increase in Water segment revenues.

Gross margin for the quarter and full year was 31.5 percent compared with 31.2 percent and 32.8 percent in the respective prior year periods. Gross margin improved in the quarter primarily due to a favorable impact from product mix. Gross margin decreased for the year due to the impact of lower volumes, increased cost for an OpenWay project and product mix.

GAAP operating expenses were $314 million in the quarter and $750 million for the full year of 2013 compared with $144 million and $564 million in the same periods of 2012. A non-cash goodwill impairment charge of $173 million was recognized during the quarter resulting from the annual goodwill impairment assessment. The impairment was in the Electricity segment and was driven primarily by delays in global smart grid projects, and lower volumes and pricing pressures in certain regions in Europe and Asia Pacific. The revised forecast reduced the estimated fair value of the segment. This non-cash charge does not impact the company’s normal business operations or debt covenants. The Water and Gas segments did not incur impairments. The remaining operating expenses decreased $4 million for the quarter over the prior year period driven primarily by lower sales and marketing expenses. For the full year, the remaining operating expenses increased $12 million compared with 2012 primarily due to restructuring expense.

GAAP operating loss for the quarter was $149 million compared with operating income of $19 million in the same period of 2012. GAAP net loss for the quarter was $154 million, or $3.93 per share, compared with net income of $16 million, or 40 cents per diluted share. The operating and net loss for the quarter was attributable to the goodwill impairment charge. In addition, an increase in tax expense was driven by a discrete tax item recognized in the quarter related to the write down of a deferred tax asset.

GAAP operating loss for the full year was $135 million compared with operating income of $151 million in 2012. GAAP net loss for the full year was $147 million, or $3.74 per share, compared with net income of $108 million, or $2.71 per diluted share, in 2012. The GAAP operating and net loss for the year was primarily attributable to the goodwill impairment, lower gross profit and restructuring expense.

Non-GAAP operating expenses, which exclude amortization of intangibles, restructuring charges, acquisition related expenses and the goodwill impairment, were $127 million for the quarter compared with $133 million in the prior year quarter. The decrease in expenses was due to lower global sales and marketing expenses. For the full year, non-GAAP operating expenses were $497 million compared with $509 million in 2012. The decrease in expenses for the year was due to lower global sales and marketing and product development expenses, partially offset by an increase in general and administrative expenses primarily related to legal reserves.

Non-GAAP operating income was $38 million for the quarter compared with $30 million in the same period in 2012. The increase in non-GAAP operating income was primarily due to higher gross profit and lower operating expenses. Non-GAAP net income and diluted earnings for the quarter were $14 million, or 36 cents per share, compared with $23 million, or 58 cents per share in the prior year quarter. Non-GAAP earnings were impacted by 36 cents per share due to an increase in tax expense driven by a discrete tax item related to the write down of a deferred tax asset.

Non-GAAP operating income for the full year was $118 million compared with $206 million in 2012. Non-GAAP net income and diluted earnings for the year were $75 million, or $1.90 per share, compared with $145 million, or $3.62 per share, in 2012. The decrease in non-GAAP operating income for the full year was attributable to lower gross profit, primarily due to lower revenues, partially offset by decreased operating expenses. Net income for the year was negatively impacted by the discrete tax item recognized in the fourth quarter, which had a 35 cent per share impact.

Free cash flow was $24 million for the quarter compared with $52 million in the prior year quarter. The decrease was driven by changes in working capital. Free cash flow for the full year was $45 million compared with $155 million in 2012. The decrease over the prior year was due primarily to lower earnings.

During the quarter, the company repurchased 86,392 shares of Itron common stock at an average price of $39.48 per share pursuant to Board authorization to repurchase up to $50 million of Itron common stock during a 12-month period beginning March 2013. As of December 31, 2013, the company had repurchased 645,392 shares of Itron common stock at an average price of $41.80 per share, representing approximately 1.6 percent of total shares outstanding as of March 2013.

Share Repurchase Program

The company also announced today that its Board of Directors authorized a new share repurchase program of up to $50 million of the company’s common stock over a 12 month period to commence upon the completion of the current repurchase program in March 2014. See the press release issued today and Form 8-K for further details on the repurchase plan.

Financial Guidance

Itron’s guidance for the full year 2014 is as follows:

  Revenue between $1.825 and $1.925 billion
  Non-GAAP diluted EPS between $1.30 and $1.80

The company’s guidance assumes a gross margin between 31 and 32 percent, a Euro to U.S. dollar average exchange rate of $1.33, average shares outstanding of approximately 39.8 million for the year and a non-GAAP effective tax rate for the year between 30 and 32 percent.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. Eastern Standard Time (EST) on Feb. 12, 2014. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and are accessible on Itron’s website at http://investors.itron.com/events.cfm. The webcast replay will be available within 90 minutes of the conclusion of the live call and will be available for two weeks. A telephone replay of the conference call will be available at 10:00 p.m. EST on Feb. 12, 2014 through 10:00 p.m. EST on Feb. 14, 2014. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 5975912.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2012 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues	$523,526	$523,335	$1,948,728	$2,178,178
Cost of revenues	358,788	359,835	1,334,195	1,463,031
Gross profit	164,738	163,500	614,533	715,147

Operating expenses
Sales and marketing	41,923	51,987	180,371	197,603
Product development	46,835	44,358	176,019	178,653
General and administrative	38,387	37,527	142,559	138,290
Amortization of intangible assets	10,640	11,943	42,019	47,810
Restructuring expense	2,720	(1,790)	35,497	1,665
Goodwill impairment	173,249	-	173,249	-
Total operating expenses	313,754	144,025	749,714	564,021

Operating income (loss)	(149,016)	19,475	(135,181)	151,126
Other income (expense)
Interest income	219	285	1,620	952
Interest expense	(3,165)	(2,521)	(10,686)	(10,115)
Other income (expense), net	(1,290)	(1,520)	(4,007)	(5,744)
Total other income (expense)	(4,236)	(3,756)	(13,073)	(14,907)

Income (loss) before income taxes	(153,252)	15,719	(148,254)	136,219
Income tax benefit (provision)	(272)	745	3,664	(25,995)
Net income (loss)	(153,524)	16,464	(144,590)	110,224
Net income attributable to non-controlling interests	906	504	2,219	1,949
Net income (loss) attributable to Itron, Inc.	$(154,430)	$15,960	$(146,809)	$108,275

Earnings (loss) per common share - Basic	$(3.93)	$0.41	$(3.74)	$2.73
Earnings (loss) per common share - Diluted	$(3.93)	$0.40	$(3.74)	$2.71

Weighted average common shares outstanding - Basic	39,148	39,233	39,281	39,625
Weighted average common shares outstanding - Diluted	39,148	39,619	39,281	39,934

ITRON, INC.
SEGMENT INFORMATION(1)

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues
Electricity	$230,563	$229,844	$836,553	$1,024,340
Gas	154,131	161,855	570,297	627,193
Water	138,832	131,636	541,878	526,645
Total Company	$523,526	$523,335	$1,948,728	$2,178,178

Gross profit
Electricity	$63,818	$63,459	$218,913	$295,005
Gas	51,843	57,880	207,915	235,391
Water	49,077	42,161	187,705	184,751
Total Company	$164,738	$163,500	$614,533	$715,147

Operating income (loss)
Electricity	$(178,987)	$(7,353)	$(235,908)	$24,812
Gas	21,001	26,511	83,882	110,557
Water	18,063	9,314	63,252	59,210
Corporate unallocated	(9,093)	(8,997)	(46,407)	(43,453)
Total Company	$(149,016)	$19,475	$(135,181)	$151,126

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013(2)	2012
Meters
Standard	4,150	4,310	17,850	17,920
Advanced and Smart	1,750	1,920	5,930	8,030
Total meters	5,900	6,230	23,780	25,950

Stand-alone communication modules
Advanced and Smart	1,400	1,410	5,550	6,460

(1) Reflects new segment reporting effective fourth quarter of 2013

(2) Unit shipments for the twelve months ended December 31, 2013 include 1.16 million meters (1.05 million Standard and 110,000 Advanced and Smart) and 40,000 stand-alone modules that should have been included in the three months ended September 30, 2013.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$124,805	$136,411
Accounts receivable, net	356,709	375,326
Inventories	177,467	170,719
Deferred tax assets current, net	37,110	33,536
Other current assets	103,275	104,958
Total current assets	799,366	820,950

Property, plant, and equipment, net	246,820	255,212
Deferred tax assets noncurrent, net	58,880	44,584
Other long-term assets	33,027	28,908
Intangible assets, net	195,840	238,771
Goodwill	548,578	701,016
Total assets	$1,882,511	$2,089,441

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$199,769	$227,739
Other current liabilities	70,768	49,950
Wages and benefits payable	89,314	91,802
Taxes payable	10,700	9,305
Current portion of debt	26,250	18,750
Current portion of warranty	21,048	27,115
Unearned revenue	37,163	42,712
Total current liabilities	455,012	467,373

Long-term debt	352,500	398,750
Long-term warranty	24,098	26,490
Pension plan benefit liability	88,687	90,533
Deferred tax liabilities noncurrent, net	7,326	16,682
Other long-term obligations	81,917	80,100
Total liabilities	1,009,540	1,079,928

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,290,629	1,294,213
Accumulated other comprehensive loss, net	(21,722)	(34,384)
Accumulated deficit	(413,671)	(266,862)
Total Itron, Inc. shareholders' equity	855,236	992,967
Non-controlling interests	17,735	16,546
Total equity	872,971	1,009,513
Total liabilities and equity	$1,882,511	$2,089,441

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Twelve Months Ended December 31,
	2013	2012
Operating activities
Net income (loss)	$(144,590)	$110,224
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	98,845	109,471
Stock-based compensation	18,850	19,512
Amortization of prepaid debt fees	1,657	1,597
Deferred taxes, net	(26,757)	(6,775)
Goodwill impairment	173,249	-
Restructuring expense (recovery), non-cash	1,259	(4,839)
Other adjustments, net	551	(189)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	13,652	36,300
Inventories	(10,861)	28,253
Other current assets	(4,143)	(20,052)
Other long-term assets	1,093	10,578
Accounts payables, other current liabilities, and taxes payable	(7,702)	(47,367)
Wages and benefits payable	(1,995)	(8,967)
Unearned revenue	(3,274)	12,009
Warranty	(7,552)	(25,919)
Other operating, net	3,139	(8,746)
Net cash provided by operating activities	105,421	205,090

Investing activities
Acquisitions of property, plant, and equipment	(60,020)	(50,543)
Business acquisitions, net of cash equivalents acquired	(860)	(79,017)
Other investing, net	4,109	4,115
Net cash used in investing activities	(56,771)	(125,445)

Financing activities
Proceeds from borrowings	35,000	80,000
Payments on debt	(73,750)	(115,002)
Issuance of common stock	5,299	4,781
Repurchase of common stock	(26,977)	(47,441)
Other financing, net	2,990	134
Net cash used in financing activities	(57,438)	(77,528)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,818)	1,208
Increase (decrease) in cash and cash equivalents	(11,606)	3,325
Cash and cash equivalents at beginning of period	136,411	133,086
Cash and cash equivalents at end of period	$124,805	$136,411

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, restructuring, acquisitions, goodwill impairment and amortization of debt placement fees. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, restructuring expense, acquisition related expense, goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES(1)

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$(178,987)	$(7,353)	$(235,908)	$24,812
Amortization of intangible assets	4,764	5,144	18,835	20,644
Restructuring expense	1,779	(1,017)	25,149	1,274
Acquisition related expenses	479	667	2,287	2,495
Goodwill impairment	173,249	-	173,249	-
Electricity - Non-GAAP operating income	$1,284	$(2,559)	$(16,388)	$49,225

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$21,001	$26,511	$83,882	$110,557
Amortization of intangible assets	3,115	3,544	12,264	14,121
Restructuring expense	2,403	(1,202)	3,471	43
Gas - Non-GAAP operating income	$26,519	$28,853	$99,617	$124,721

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$18,063	$9,314	$63,252	$59,210
Amortization of intangible assets	2,761	3,255	10,920	13,045
Restructuring expense	(380)	106	3,076	(765)
Water - Non-GAAP operating income	$20,444	$12,675	$77,248	$71,490

NON-GAAP OPERATING LOSS - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(9,093)	$(8,997)	$(46,407)	$(43,453)
Restructuring expense	(1,082)	323	3,801	1,113
Acquisition related expenses	-	-	3	2,962
Corporate unallocated - Non-GAAP operating loss	$(10,175)	$(8,674)	$(42,603)	$(39,378)

NON-GAAP OPERATING INCOME
GAAP operating income	$(149,016)	$19,475	$(135,181)	$151,126
Amortization of intangible assets	10,640	11,943	42,019	47,810
Restructuring expense	2,720	(1,790)	35,497	1,665
Acquisition related expenses	479	667	2,290	5,457
Goodwill impairment	173,249	-	173,249	-
Non-GAAP operating income	$38,072	$30,295	$117,874	$206,058

NON-GAAP OPERATING EXPENSE
Total Company - GAAP operating expense	$313,754	$144,025	$749,714	$564,021
Amortization of intangible assets	(10,640)	(11,943)	(42,019)	(47,810)
Restructuring expense	(2,720)	1,790	(35,497)	(1,665)
Acquisition related expenses	(479)	(667)	(2,290)	(5,457)
Goodwill impairment	(173,249)	-	(173,249)	-
Total Company - Non-GAAP operating expense	$126,666	$133,205	$496,659	$509,089

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income	$(154,430)	$15,960	$(146,809)	$108,275
Amortization of intangible assets	10,640	11,943	42,019	47,810
Amortization of debt placement fees	387	397	1,556	1,558
Restructuring expense	2,720	(1,790)	35,497	1,665
Acquisition related expenses	479	667	2,290	5,457
Goodwill impairment	173,249	-	173,249	-
Income tax effect of non-GAAP adjustments	(18,760)	(4,238)	(32,666)	(20,185)
Non-GAAP net income	$14,285	$22,939	$75,136	$144,580

Non-GAAP diluted EPS	$0.36	$0.58	$1.90	$3.62

Weighted average common shares outstanding - Diluted	39,538	39,619	39,602	39,934

ADJUSTED EBITDA
GAAP net income (loss)	$(154,430)	$15,960	$(146,809)	$108,275
Interest income	(219)	(285)	(1,620)	(952)
Interest expense	3,165	2,521	10,686	10,115
Income tax (benefit) provision	272	(745)	(3,664)	25,995
Depreciation and amortization	25,096	27,615	98,845	109,471
Restructuring expense	2,720	(1,790)	35,497	1,665
Acquisition related expenses	479	667	2,290	5,457
Goodwill impairment	173,249	-	173,249	-
Adjusted EBITDA	$50,332	$43,943	$168,474	$260,026

FREE CASH FLOW
Net cash provided by operating activities	$39,544	$68,087	$105,421	$205,090
Acquisitions of property, plant, and equipment	(15,472)	(16,265)	(60,020)	(50,543)
Free Cash Flow	$24,072	$51,822	$45,401	$154,547

(1) Reflects new segment reporting effective fourth quarter of 2013

CONTACT:
Itron, Inc.
Vice President, Investor Relations
Barbara Doyle, 509-891-3443
or
Director, Investor Relations
Marni Pilcher, 509-891-3847